Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-94456) on Form S-8 of Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan of our report dated June 17, 2009, with respect to the financial statements and supplemental schedule of the Cascade Financial Corporation 401(k) Salary Deferral and Profit Sharing Plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008, included in this annual report on Form 11-K.

/s/ MOSS ADAMS LLP
Everett, Washington
June 17, 2009